Exhibit 23.2
                       Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 2, 1998, on our audits of the consolidated financial statements and financial statement schedule of PECO Energy Company and Subsidiary Companies. We also consent to the reference to our firm under the caption "Experts."


PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
November 16, 1998